Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made between InVivo Therapeutics Holdings Corp. (the “Company”) a corporation duly organized and validly existing under the laws of the State of Nevada having a business address of One Kendall Square, Building 1400 West, Floor 4, Cambridge, MA 02139, and Heather Hamel (the “Executive”).

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.	Performance of Services. The Executive’s employment with the Company as Chief Legal Officer and General Counsel shall be subject to the following:

(a)

Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Legal Officer and General Counsel, effective as of the Start Date (as defined below). The Executive shall also serve as Chief Legal Officer and General Counsel of InVivo Therapeutics Corporation, the Company’s wholly-owned subsidiary. The Executive shall be based at the Company’s headquarters in Cambridge, MA.

(b)

While the Executive is employed by the Company, the Executive shall devote her business time, energies and talents to serving as its Chief Legal Officer and General Counsel. The Executive may, with the consent of the Board of Directors of the Company (the “Board”) or a committee thereof, serve on outside boards of directors, to the extent that such activities do not materially inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the business of the Company or any subsidiary.

(c)

The Executive shall serve as a Section 16 officer of the Company subject to the various regulatory filing responsibilities that must be met by directors, officers and principal stockholders as required by this section of the Securities and Exchange Act of 1934, as amended, and the related rules and regulations of the Securities and Exchange Commission.

(d)

The Executive agrees that she shall perform her duties faithfully and efficiently subject to the directions of the Chief Executive Officer (“CEO”) and the Board. The Executive shall not, without her consent, be assigned tasks that would be inconsistent with those of the Chief Legal Officer and General Counsel. The Executive shall report to the CEO and shall have such authority, power, responsibilities and duties as are inherent in her position (and the undertakings applicable to her position) and necessary to carry out her responsibilities and the duties required of him.

(e)

The Executive’s employment with the Company is “at-will,” which means that either the Executive or the Company may terminate the Executive’s employment at any time, for any reason, or for no reason, by providing notice thereof to the other party, subject to the terms of this Agreement. The Executive acknowledges that this Agreement does not constitute a contract of employment for any particular period of time or impose on the Company any obligation to retain the Executive as an employee. If the Executive’s employment with the Company terminates for any reason, the Executive shall be deemed to have resigned, effective as of the date of such termination, as an officer or director of both the Company and any subsidiary of the Company, and the Executive hereby agrees to promptly execute resignation letters documenting such resignations upon the request of the Company.

(f)	The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.	Compensation. Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate her for her services as follows:

(a)

Salary. The Company shall pay to the Executive a salary at a rate of $29,583 per month (equal to $355,000 on an annualized basis), payable in accordance with the Company’s usual payroll practices. This salary will be reviewed annually by the Compensation Committee of the Board and may be adjusted upward (but not downward without the Executive’s consent) in the sole discretion of the Compensation Committee of the Board.

(b)

Bonus. Following the end of each fiscal year, the Executive shall be eligible to receive a discretionary annual retention and performance bonus. The target amount of such bonus will be 35% of the Executive’s annualized salary for the applicable fiscal year, based on the Company’s achievement of its specified objectives for the applicable fiscal year and the Executive’s achievement of her specified objectives for the applicable fiscal year (to be established by the CEO in collaboration with the Executive each year), both as determined by the Board in its sole discretion. Actual bonus payout shall be determined in the discretion of the Board (or a committee thereof) and may be below or above the annual target bonus, based on the Company’s and the Executive’s performance. The Executive must be employed on the date on which any annual bonus is distributed in order to be eligible for and to earn any part of it, as it also serves as an incentive to remain employed by the Company. For purposes of clarification, any bonus payable to the Executive in 2023 (covering the 2022 fiscal year) shall be solely based on the Executive’s salary and target bonus percentage described in this Section 2(a) and 2(b).

(c)

Equity Awards. From time to time, the Executive may be granted the option to purchase shares of the Company’s common stock at an exercise price equal to the closing price of a share of the Company’s common stock priced at market value on the grant date, which shall vest as determined by the Board. The Executive shall also be eligible to receive other equity awards through participation in the Company’s equity incentive programs, as determined in the sole discretion of the Board (or a designated committee thereof).

(d)

Other Benefits. The Executive shall be eligible for all medical, dental and other benefits and fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management members, including paid vacation.

(e)

Expense Reimbursement. The Company will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f)	Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

(g)	Indemnification and Insurance.

(i)	The Company and the Executive, contemporaneously with the execution of this Agreement, shall execute the Company’s standard Indemnification Agreement.

(ii)

The Company shall maintain directors’ and officers’ liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management members.

3.

Term and Termination. The Company and the Executive agree that the Executive’s employment as Chief Legal Officer and General Counsel with the Company is scheduled to begin on or about July 11, 2022, being defined herein as the “Start Date.” The Executive’s employment with the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)

At the election of the Company for Cause immediately upon written notice by the Company to the Executive which notice shall identify in reasonable detail the Cause upon which the termination is based (and if notice is provided pursuant to subclause (i)(A), “immediately” shall mean the last day of the cure period if the Executive has not cured the circumstance(s) set forth in the Company’s notice). For the purposes of this Agreement, “Cause” shall mean (i) a good faith finding by the Company that (A) the Executive has failed to perform her reasonably assigned duties for the Company (other than due to her physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than four months in a twelve-month period) and has failed to remedy such failure within 30 days following written notice from the Company to the Executive notifying her of such failure, or (B) the Executive has engaged in dishonesty, gross negligence or misconduct, or (ii) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

(b)

Upon the death or disability of the Executive, if such disability renders the Executive incapable of performing her duties, as reasonably determined by the Company, and the Executive is considered disabled within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder;

(c)	At the election of the Company without Cause or the Executive without Good Reason upon not less than 10 days’ prior written notice of termination; or

(d)

At the election of the Executive for Good Reason, following written notice by the Executive to the Company which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Agreement, “Good Reason” shall mean (i) a material adverse change in the Executive’s authority, duties or compensation without the prior consent of the Executive, (ii) a material breach by the Company of the terms of this Agreement, (iii) a requirement that the Executive report to an employee other than the CEO, or (iv) a relocation of the principal place at which the Executive performs services to more than 150 miles from Cambridge, MA. To terminate the Executive’s employment for Good Reason, the Executive must (i) provide notice to the Company of the purported event giving rise to Good Reason within 90 days after it occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, resign for Good Reason within 30 days after the end of the cure period.

4.	Rights Upon Termination.

(a)

Accrued Obligations. Except for a termination by the Company without Cause or by the Executive for Good Reason, following the Executive’s Date of Termination (as defined below), the Company’s obligations under this Agreement shall immediately cease and the Company will pay the Executive only her Accrued Obligations (as defined below). For purposes of this Agreement, “Date of Termination” means the last day the Executive is employed by the Company pursuant to this Agreement, and “Accrued Obligations” means (i) the portion of the Executive’s salary as has accrued prior to any termination of her employment with the Company and has not yet been paid, (ii) an amount equal to the value of any accrued but unused vacation days or paid time off, and (iii) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(e) hereof.

(b)	Severance.

(i)

If the Executive’s employment is terminated without Cause by the Company or by the Executive for Good Reason, in each case prior to, or more than 12 months following, a Change in Control (as defined in the Award Agreement), the Company shall, in addition to paying the Accrued Obligations, (A) continue to pay the Executive, as severance, her salary as in effect on the Date of Termination, paid in accordance with the Company’s usual payroll practices, for a period of 12 months following the Date of Termination and (B) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, and if the Executive is eligible for and timely elects to continue receiving group health insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) the 12 month anniversary of the Date of Termination, and (y) the date the Executive becomes eligible for coverage under a new employer’s group health plan, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.

(ii)

If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within the twelve month period following a Change in Control, the Company shall, in addition to paying the Accrued Obligations, (A) pay the Executive an aggregate amount equal to (1) 1.5 times her annualized salary, and (2) 100% of her target annual bonus, in each case at the salary and target annual bonus level in effect on the Date of Termination or, if higher, at any time within the six month period preceding the Change in Control, which aggregate amount shall be paid in equal annual installments over the 12 month period following the Date of Termination, (B) accelerate in full the vesting of all outstanding, unvested equity awards held by the Executive, and (C) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, and if the Executive is eligible for and timely elects to continue receiving group health insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage until the earlier of ((x) the twelve (12) month anniversary of the Date of Termination, and (y) the date the Executive becomes eligible for coverage under a new employer’s group health plan, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.

(iii)

The provision to the Executive of the severance benefits set forth in Section 4(b)(i) or 4(b)(ii), as applicable, shall (A) be contingent upon the execution by the Executive of a separation and release of claims agreement in a form reasonably acceptable to the Company that becomes effective within sixty (60) days following the Termination Date (or such shorter period as the Company may provide) and (B) begin on the first payroll date following the effective date of the release, provided that if the period during which the release may become effective spans two calendar years, the payments will commence in the second calendar year and (C) constitute the sole remedy of the Executive in the event of a termination of the

Executive’s employment in the circumstances set forth in Section 4(b)(i) or 4(b)(ii), as applicable.

(c)

Other Benefits. The Company shall provide any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any Executive benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) under Section 2(g) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5.	Proprietary Information.

(a)

The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data obtained pursuant to the Executive’s duties and responsibilities, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company with authorization to access the information or use the same for any purposes (other than in the performance of her duties as an employee of the Company) during or after her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b)

The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into her custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the Date of Termination. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)

The Executive agrees that her obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and her obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6.	Inventions.

(a)

The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by his, or under her direction, or jointly with others, during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)

The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of her right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications. However, this Section 6(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an Executive agreement to assign certain classes of inventions made by an Executive, this Section 6(b) shall be interpreted to not apply to any invention which a court rules and/or the Company agrees to fall within such classes.

(c)

The Executive agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.

Remedies. The Executive agrees and acknowledges that her breach of Section 5 or Section 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company. Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8.	Non-Solicitation.

(a)

Restricted Activities. While the Executive is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the last six months of the Executive’s employment with the Company.

(b)

Extension. If the Executive violates the provisions of Section 8(a), the Executive shall continue to be bound by the restrictions set forth in Section 8(a) until a period of one year has expired without any violation of such provisions.

(c)

Interpretation. If any restriction set forth in Section 8(a) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)

Equitable Remedies. The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 8 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 8 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

9.	Compliance with Section 409A.

(a)

General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(b)

Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(c)	6 Month Delay for “Specified Employees”.

(i)

If the Executive is a “specified employee,” then no payment or benefit that is payable on account of the Executive’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule (or, if earlier, upon the death of the Executive). There shall be added to any payments that are delayed pursuant to this provision interest at the prime rate as reported in the Wall Street Journal for the date of the Executive’s separation from service. Such interest shall be calculated from the date on which the payment otherwise would have been made until the date on which the payment is made.

(ii)

For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of her separation from service, the Executive is a “key employee” (within the meaning of Section 416(i) of the Code) of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d)

No Acceleration or Deferral of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate or defer any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)

Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)	Taxable Reimbursements.

(i)

Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii)

The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of the Executive.

(iii)	The right to Taxable Reimbursements shall not be subject to liquidation or exchange for another benefit.

(g)

Limitation on Liability. The Company shall have no liability to the Executive nor to any other person in the event that the payments and/or benefits provided under this Agreement are not exempt from or compliant with Section 409A.

10.

Survival. The Parties agree that the obligations under Sections 5, 6, 8 and 9 of this Agreement shall survive the termination of the Executive’s employment, regardless of the reason for such termination.

11.

Acknowledgement. The Executive acknowledges and agrees that the Company does not desire her to use any confidential information of any prior employer during her employment hereunder and that the Company will not ask for nor will it accept any such confidential information. This acknowledgement shall not reduce or otherwise affect the Executive’s rights to indemnification from the Company.

12.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts. Both parties agree to exclusive venue in the state (Middlesex County) or federal courts located in the Commonwealth of Massachusetts.

14.

Successors and Assigns. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.

Entire Agreement. This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth below.

Company

InVivo Therapeutics Holdings Corp.

By: /s/ Richard Toselli

Name: Richard Toselli, M.D.
Title: President & Chief Executive Officer

July 11, 2022
Date

Executive

/s/ Heather Hamel
Heather Hamel

July 11, 2022
Date